Exhibit 99.1

NEWS RELEASE Contact: Susan McRee (210) 293-7901 www.globalscape.com/company/contact.asp

GlobalSCAPE Announces Board Addition

SAN ANTONIO, TEXAS, September 21, 2006 - GlobalSCAPE (GSCP), a leading provider of file management software, today announced the appointment of Phillip M. Renfro to its board of directors.  Renfro will serve as chairman of the audit committee; his term on the board begins immediately.

“With thirty-five years of corporate law experience representing publicly held corporations in financing transactions and mergers and acquisitions, Phil will be a valuable addition to our board,” said Thomas W. Brown, GlobalSCAPE’s chairman.

Mr. Renfro is currently a retiring partner at Fulbright and Jaworski, L.L.P., where he was division head of the Corporate, Business and Banking Section.  Prior to his career in corporate law, he was President and CEO of Resco International, Inc., an oil field service company.  He currently serves on the board of Enzon Pharmaceuticals, Inc., Bridgeport, New Jersey.

“Not only has Phil been involved in all areas of Corporate management,” commented Randy Poole, President and CEO of GlobalSCAPE, “but he has also been in the trenches and understands well the issues with growing a small company.  I am delighted with the expertise he brings to our Board; with his addition, we get one step closer to qualifying for a national listing.”

About GlobalSCAPE

GlobalSCAPE provides secure file management software that enables companies to safely send data over the Internet. GlobalSCAPE’s products guarantee the privacy of critical information such as the transfer of financial data, medical records, customer files, intellectual property, and other sensitive documents. GlobalSCAPE’s file management software ensures compliance with government regulations on protecting information and allows enterprises to reduce IT costs, increase efficiency, track and audit transactions, and automate processes. GlobalSCAPE’s products are used by leading technology, banking, healthcare, and public sector organizations and can be customized to fit various customer needs, creating a variety of solutions. In addition, GlobalSCAPE provides content management and website development tools. Founded in 1996, GlobalSCAPE is the developer of CuteFTP, the most popular file transfer protocol application on the market. GlobalSCAPE is headquartered in San Antonio, TX.  For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).